                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Electroglas, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[ELECTROGLAS LOGO]

                                                                   April 8, 1998

Dear Electroglas Shareholder,

     I am pleased to invite you to the annual meeting of stockholders of Electroglas, Inc. to be held on May 19, 1998 at 9:00 a.m. at the Westin Hotel in Santa Clara, California.

     This year, in addition to the election of directors and the ratification of independent auditors, we are seeking stockholder approval of a new 1998 Employee Stock Purchase Plan and an amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares issuable by 300,000.

     Both of these plans are intended to align the interests of employees with the interests of stockholders by helping to make all employees of Electroglas stockholders in the company. The Stock Purchase Plan allows employees to reserve part of their compensation to purchase stock. The Stock Incentive Plan is available to a wide range of employees to attract and retain top talent. Both plans are intended to disperse equity ownership to all employees of the Company. When the Company does well, both employees and stockholders benefit.

     Your vote is important in enabling us to continue to attract and retain the services of highly skilled employees in today's competitive market. Whether or not you plan to attend the annual meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.

Very Truly Yours,

Curt Wozniak
Chairman of the Board
Chief Executive Officer

                               ELECTROGLAS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

To the Stockholders of Electroglas, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Electroglas, Inc., a Delaware corporation (the "Company"), will be held at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054, on Tuesday, May 19, 1998, at 9:00 a.m., pacific daylight time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect two Class II directors of the Company to serve until the 2001 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

     2. RATIFICATION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN. To ratify and approve an amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder from 750,000 shares to 1,050,000.

     3. APPROVAL OF THE ELECTROGLAS, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN.

     4. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1998.

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on March 23, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Armand J. Stegall
                                          Secretary

Santa Clara, California
April 8, 1998

                               ELECTROGLAS, INC.
                              2901 CORONADO DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Electroglas, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, May 19, 1998, at 9:00 a.m., pacific daylight time, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Armand J. Stegall) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company has retained Corporate Investor Communications, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $5,500, plus customary out-of-pocket expenses. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on March 23, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 19,689,775 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 9,844,889 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal and will have no effect on the result of the vote.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The number of directors on the Board is currently fixed at five. The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes. The members of each class of directors serve staggered three-year terms. The Board is composed of one Class I director (Joseph F. Dox), two Class II directors (Roger D. Emerick and Robert J. Frankenberg) and two Class III directors (Neil R. Bonke and Curtis S. Wozniak), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Directors will be elected by a plurality of votes cast.

     At the Annual Meeting, the stockholders will elect two Class II directors, each to serve a three (3) year term until the 2001 Annual Meeting of Stockholders or until a successor is duly elected or appointed and qualified or until the director's earlier resignation or removal. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected.

     Certain information about Roger D. Emerick and Robert J. Frankenberg, the Class II director nominees, is furnished below.

     Roger D. Emerick has been a Director of the Company since July 1993. He has been President, Chief Executive Officer and Director of Lam Research Corporation since 1982. In 1984, he was elected Chairman of the Board of Directors of Lam Research. Mr. Emerick is currently a Director of SEMI/SEMATECH and Brooks Automation, Inc.

     Robert J. Frankenberg has been a Director of the Company since July 1993. He has been President and Chief Executive Officer of Encanto Networks, Inc., an internet electronic commerce server manufacturer, since May 1997. He was Chairman of the Board, Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996. From September 1991 to April 1994, he was Vice President and General Manager of Hewlett-Packard Company's Personal Information Products Group. From 1990 to 1992, he was Vice President and General Manager of Hewlett-Packard's Personal Computation Business, from 1989 to 1991, was Vice President and General Manager of Hewlett-Packard's Information Networks Group and, from 1985 to 1989, was General Manager of Hewlett-Packard's Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of America Online, Caere Corporation, Daw Technologies, Metrix, Starlight Networks and Wall Data.

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Board met five times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which held three meetings in 1997, consists of Robert
J. Frankenberg and Joseph F. Dox. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which held four meetings in 1997, consists of Neil R. Bonke (as of October 1997) and Roger D. Emerick. Prior to October 1997 Joseph F. Dox was a member of the Compensation Committee and attended four meetings. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's Amended and Restated 1993 Employee Stock Purchase Plan, 1993 Long-Term Stock Incentive Plan (the "1993 Plan") and 1997 Stock Incentive Plan (the "1997 Plan").

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a $10,000 annual retainer and a $1,000 fee for attendance at each Board meeting (or committee meeting held on a separate day). In addition, directors who are not employees of the Company receive a $500 fee for attendance at each committee meeting conducted by telephone. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     Currently, each non-employee director is, upon election or re-election, automatically granted an option to purchase a number of shares of Common Stock equal to the product of 10,000 multiplied by the full number of years in the non-employee director's new term. The exercise price per share of such options will equal 100% of the Fair Market Value (as defined in the 1997 Plan) of the Common Stock on the date of the grant of the option. Options granted have a maximum term of ten years and become exercisable ratably in annual installments commencing on the date of grant over the number of full years in the non-employee director's remaining term for which he or she is elected or re-elected, or earlier in the event of death, disability or retirement after age
65. Pursuant to this policy regarding the granting of stock options to non-employee directors, Mr. Dox was granted an option to purchase 30,000 shares of Common Stock at an exercise price of $20.375 per share on May 20, 1997.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

     The following table sets forth certain information with respect to the executive officers, directors and key personnel of the Company as of March 23, 1998:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
Curtis S. Wozniak......................  42    Chief Executive Officer and Chairman of
                                               the Board
Armand J. Stegall......................  54    Vice President -- Finance, Chief
                                               Financial Officer, Treasurer and
                                               Secretary
Timothy Boyle..........................  46    Vice President -- Engineering
William J. Haydamack...................  56    Vice President, General Manager Knights
                                               Technology, Inc., a wholly owned
                                               subsidiary of the Company
John P. Livingston.....................  45    Vice President -- Operations, Chief
                                               Information Officer
Conor P. O'Mahony......................  41    Vice President -- Customer Operations
Joseph A. Savarese.....................  60    Vice President -- Business Development
Phillip M. Truckle.....................  42    Vice President -- Marketing
Daniel D. Welton.......................  57    Vice President -- Manufacturing
Neil R. Bonke..........................  56    Director
Joseph F. Dox..........................  55    Director
Roger D. Emerick.......................  57    Director
Robert J. Frankenberg..................  50    Director

     Curtis S. Wozniak was appointed Chairman of the Board of the Company in August 1997. He has been Chief Executive Officer of the Company since April 1996 and has been a Director of the Company since October 1994. He was President and Chief Operating Officer of Xilinx, Inc., a semiconductor manufacturer, from August 1994 to April 1996. From February 1984 to August 1994, Mr. Wozniak was employed by Sun Microsystems, Inc., a computer manufacturer, where he held various management positions, including Vice

President, Marketing and Vice President, Engineering. Mr. Wozniak currently serves on the Board of Trustees of Kettering University.

     Armand J. Stegall has been Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary of the Company since April 1993. He was Vice President -- Finance of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993 and Vice President -- Finance and Administration of the Electroglas division of General Signal from July 1990 to July 1993. From 1982 to 1990, he was Vice President and Unit Financial Officer of General Signal's Xynetics division.

     Timothy Boyle joined the Company in May 1995 as Vice
President -- Engineering and was named an officer of the Company in June 1997. Prior to joining the Company he was promoted to Vice President of Hardware and Sensors Engineering at Measurex Corporation, a process control systems company, in 1991. From 1989 to 1991, he was Measurex's Director of Corporate Quality. From 1982 to 1989 he held various engineering and management positions at Measurex. From 1981 to 1983, he was Vice President of Engineering at American Flow Systems, a start-up company which developed precision fluid flow instruments.

     William J. Haydamack joined the Company in November 1997 as Vice President, General Manager. From 1993 to 1997, he was Senior Vice President, General Manager of Data I/O Corporation, a manufacturer of programmable integrated circuits. From 1992 to 1993, he was Vice President, General Manager of the Structure Custom Design Business Unit of Cadence Design Systems, Inc., a supplier of software tools and professional services.

     John P. Livingston joined the Company in June 1997 as Vice President Operations -- Chief Information Officer. From 1994 to 1997 he was Vice President, Chief Information Officer at Adaptec, Inc., a provider of bandwidth management technologies. From 1990 to 1994 he was Vice President, Operations of Maxtor Corporation, a manufacturer of hard disk drives for desktop computers.

     Conor P. O'Mahony has been Vice President -- Customer Operations of the Company since March 1995 and was Director of Sales and Customer Operations of the Company from July 1993 to March 1995. Mr. O'Mahony served in a similar capacity in the Electroglas division of General Signal from June 1992 to July 1993. From 1989 to 1992, he was International Business Manager of the Electroglas division and, from 1987 to 1989, was General Manager of the photomask production facility at General Signal's Xynetics/ Ultratech Photomask unit.

     Joseph A. Savarese joined the Company as Vice President -- Business Development in June 1994. Mr. Savarese was President of General Signal's Assembly Technologies division from 1989 to 1994. From 1986 to 1989, he was Chief Operating Officer of Qualcorp, a test instrumentation manufacturer, and, from 1983 to 1986, he was Vice President, Operations for Forox Corporation, a manufacturer of precision photographic equipment. From 1968 to 1983, he was employed by Perkin-Elmer Corporation where he held various management positions, including Director of Engineering and Director of Microlithography Systems.

     Phillip M. Truckle has been Vice President -- Marketing of the Company since March 1996 and was Director of Marketing of the Company from July 1993 to March 1996. Mr. Truckle served in a similar capacity in the Electroglas division of General Signal from April 1990 to July 1993. From 1987 to 1989, he was North American Sales Manager for the Electroglas division.

     Daniel D. Welton has been Vice President -- Manufacturing of the Company since July 1993. Mr. Welton served in a similar capacity in the Electroglas division of General Signal from 1989 to July 1993. He joined the manufacturing department of the predecessor of the Electroglas division in 1965 and served as Director of Manufacturing from 1984 to 1989.

     Neil R. Bonke has been a director of the Company since April 1993. Mr. Bonke was the Company's Chairman of the Board from April 1993 through July 1997, and Chief Executive Officer from April 1993 through April 1996. Mr. Bonke was a Group Vice President of General Signal Corporation ("General Signal") and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993. From 1990 to 1991, he was Chief Operating Officer of Cognex Corporation, a manufacturer of machine vision systems for the semiconductor and electronics industries and, from 1987 to 1990, was

President of General Signal's Xynetics division, a group of semiconductor equipment manufacturing companies which included Electroglas. Mr. Bonke holds a B.S. in Engineering and Technical Marketing from Clarkson University, Potsdam, New York. He has nineteen years of management assignments in the semiconductor equipment and semiconductor materials industries with domestic and international experiences. Mr. Bonke currently serves on the Board of Directors of FSI International, a semiconductor equipment company, Sanmina, a contract electronics manufacturing company, and Speedfam, a semiconductor equipment company.

     Joseph F. Dox has been a Director of the Company since October 1993. From June 1992 to December 1993, Mr. Dox was President and Chief Operating Officer of Novellus. From June 1989 to April 1992, he served as Senior Vice President, Finance and Administration and Secretary of Novellus, and from August 1987 to June 1989, he served as Vice President, Finance and Administration and Secretary of Novellus.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 23, 1998, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors,
(iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and (iv) all executive officers and directors of the Company as a group.

                                                                  SHARES BENEFICIALLY
                                                                       OWNED(1)
                                                                -----------------------
                            NAME                                 NUMBER      PERCENT(2)
                            ----                                ---------    ----------
State of Wisconsin Investment Board(3)......................    1,787,500       9.1%
  121 East Wilson Street
  Madison, Wisconsin 53707
Capital Group Companies, Inc.(4)............................    1,464,200       7.4
  333 South Hope Street 52nd Floor
  Los Angeles, CA 90071
Mellon Bank Corporation(5)..................................    1,265,063       6.4
  500 Grant Street
  Pittsburgh, PA 15258
EQSF Advisors, Inc.(6)......................................    1,187,000       6.0
  767 Third Avenue
  New York, New York 10017-2023
Curtis S. Wozniak(7)........................................      122,544         *
Neil R. Bonke(8)............................................       99,617         *
Armand J. Stegall(9)........................................       77,240         *
Connor P. O'Mahony(10)......................................       69,134         *
Phillip M. Truckle(11)......................................       34,799         *
Timothy Boyle(12)...........................................       32,458         *
Roger D. Emerick(13)........................................       30,000         *
Robert J. Frankenberg(14)...................................       30,000         *
Joseph F. Dox(15)...........................................       20,000         *
All executive officers and directors as a group (13
  persons)(16)..............................................      625,070       3.2%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 23, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage beneficially owned is based on 19,689,775 shares of Common Stock outstanding as of March 23, 1998.

 (3) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 22, 1998, State of Wisconsin Investment Board, a Wisconsin corporation, has sole voting power with respect to 1,787,500 shares and sole dispositive power with respect to 1,787,500 shares of the Company's Common Stock as of December 31, 1997.

 (4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998. Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 (the "Act") and several investment advisers registered on Section 203 of the Investment Advisors Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group Companies, Inc. does not have investment power or voting power over any of the securities reported in the Schedule 13G; however, Capital Group Companies, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Act. Based on the Schedule 13G Capital Group Companies, Inc. may be deemed to have sole voting power with respect to 1,314,200 shares and sole dispositive power with respect to 1,464,200 shares of the Company's Common Stock as of December 31, 1997.

 (5) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 22, 1998, Mellon Bank Corporation has sole voting power with respect to 1,095,714 shares of the Company's Common Stock and shared voting power with respect to 3,280 shares of the Company's Common Stock. Mellon Bank Corporation has sole dispositive power with respect to 1,248,598 shares of the Company's Common Stock and shares dispositive power with respect to 11,465 shares of the Company's Common Stock as of December 31, 1997.

 (6) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998, EQSF Advisors, Inc., a New York corporation, has sole voting power with respect to 1,187,000 shares and sole dispositive power with respect to 1,187,000 shares of the Company's Common Stock as of December 31, 1997. Does not include 160,050 shares held by M.J. Whitman Advisers, Inc., a New York corporation, which is under common control with EQSF Advisors, Inc.

 (7) Includes 19,491 options exercisable within 60 days of March 23, 1998.

 (8) Includes 96,667 options exercisable within 60 days of March 23, 1998.

 (9) Includes 62,631 options exercisable within 60 days of March 23, 1998.

(10) Includes 68,693 options exercisable within 60 days of March 23, 1998.

(11) Includes 34,325 options exercisable within 60 days of March 23, 1998.

(12) Includes 32,458 options exercisable within 60 days of March 23, 1998.

(13) Includes 30,000 options exercisable within 60 days of March 23, 1998.

(14) Includes 30,000 options exercisable within 60 days of March 23, 1998.

(15) Includes 20,000 options exercisable within 60 days of March 23, 1998.

(16) Includes 496,460 options exercisable within 60 days of March 23, 1998.

                                 PROPOSAL NO. 2

           RATIFICATION AND APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                           1997 STOCK INCENTIVE PLAN

GENERAL

     The Company's stockholders are being asked to act upon a proposal to approve the action of the Board of Directors amending the Company's 1997 Stock Incentive Plan (the "1997 Plan"). In the following discussion of the 1997 Plan capitalized terms have the same meanings as defined in the 1997 Plan, unless otherwise noted.

     Ratification and approval of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

     The Board of Directors amended the 1997 Plan in February 1998, subject to stockholder approval, to increase the number of shares reserved for issuance under the 1997 Plan from 750,000 shares to 1,050,000 shares.

     The 1997 Plan is intended to enable the Company and its Related Entities to enhance their ability to provide employees with meaningful awards and incentives commensurate with their contributions and competitive with those offered by other employers, and to increase stockholder value by further aligning the interests of employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Related Entities to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities. Participation in the 1997 Plan is open to all employees and the Company selects participants based on performance and contribution. The Company continues to increase the number of employees involved in the 1997 Plan consistent with the shares available. The increase in the number of shares reserved for issuance is intended to support the Company's requirements for current employees and future employees and to allow a broader distribution of options for all employees beyond Executive Officers.

     AMENDED PLAN BENEFITS. As of the date of this Proxy Statement, no non-employee directors ("Outside Directors") and no associates of any director, executive officer or nominee for director has been granted any options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the 1997 Plan amendment by the Company's directors, executive officers and employees are not determinable at this time.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification and approval of Proposal No. 2. For purposes of the vote on Proposal No. 2, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
          OF THE AMENDMENT TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN

     A general description of the principal terms of the 1997 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 1997 Plan, a copy of which is available to any stockholder upon request.

GENERAL DESCRIPTION

     The 1997 Plan was adopted by the Board of Directors in April 1997 and approved by the stockholders in August 1997. In February 1998, the Board of Directors approved an amendment to the 1997 Plan to increase the number of shares available for grant thereunder from 750,000 shares to 1,050,000 shares. As of March 23, 1998, options to purchase 237,560 shares had been granted under the 1997 Plan of which option to purchase 237,560 shares were outstanding. As of February 28, 1998, the number of executive officers, employees, consultants and directors of the Company and its subsidiaries that were eligible to receive grants under the 1997 Plan was approximately 756.

     The 1997 Plan provides for the grant of options, SARs, dividend equivalent rights, restricted stock, and awards which may be earned in whole or in part upon attainment of performance criteria established by the 1997 Plan administrator. The maximum number of shares with respect to which options and SARs may be granted to an employee of the Company during a fiscal year of the Company is 500,000 shares.

     The 1997 Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the plan administrator (the "Administrator"), defined as the Board or one or more committees designated by the Board. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Act. The Board may authorize one or more officers to grant awards, subject to certain limitations, to employees or consultants who are neither directors nor officers of the Company.

     The Board may at any time amend, suspend or terminate the 1997 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended (the "Code") the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents therein, the Company must obtain stockholder approval of any amendment to the 1997 Plan in such a manner and to such a degree as required.

     Stock options granted under the 1997 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. awards other than incentive stock options may be granted to employees, directors and consultants. Under the 1997 Plan, awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     Under the 1997 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 1997 Plan permits the designation of beneficiaries by holders of incentive stock options. Other awards shall be transferable to the extent provided in the award agreement.

     The 1997 Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom awards may be granted and to determine the terms and conditions of any award; however, the term of an incentive stock option may not be for more than 10 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The 1997 Plan authorizes the Administrator to grant awards at an exercise price determined by the Administrator. In the case of incentive stock options, such price cannot be less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the option is granted. In the case of non-qualified stock options, such price also cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price is generally payable in cash, check, or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the Common Stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

     The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the 1997 Plan. Except as provided in an award agreement, the vesting schedule is accelerated and all awards become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a Corporate Transaction, a Change in Control or a Subsidiary Disposition, each as defined in the 1997 Plan. Effective upon the consummation of the Corporate Transaction, all outstanding awards under the 1997 Plan shall terminate unless assumed by the successor company or its parent. In the event of a Change in Control or a Subsidiary Disposition, each award shall remain exercisable until the expiration or sooner termination of the award term. The 1997 Plan also permits the Administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the award prior to full vesting of the award.

     The Administrator may establish one or more programs under the 1997 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 1997 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summarizes only the federal income tax consequences of stock options and shares of restricted stock granted under the 1997 Plan. State and local tax consequences may differ.

     The grant of a nonqualified stock option under the 1997 Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the Shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the Shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain. Capital gains currently are taxed at the same rates as ordinary income, except that the maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed is 28%. The maximum rate at which long-term capital gains are taxed falls to 20% for most types of property held for more than eighteen months.

     The grant of an incentive stock option under the 1997 Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an incentive stock option ("ISO") (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the Shares of Common Stock. If the optionee does not dispose of the Shares within two years after the ISO was granted, nor within one year after the ISO was exercised and Shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the Shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the recipient. Any gain or loss on the recipient's subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on whether the Shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain. Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain. The
Section 83(b) election must be made within thirty days from the time the restricted stock is issued to the receipient.

                                 PROPOSAL NO. 3

            APPROVAL THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Company's stockholders are being asked to approve the adoption of the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") as a replacement for the Company's 1993 Employee Stock Purchase Plan which expires on June 30, 1998. In the following discussion of the Purchase Plan capitalized terms have the same meanings as defined in the Purchase Plan, unless otherwise noted.

     The purpose of the Purchase Plan is to provide employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Purchase Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The Purchase Plan is intended to enable the Company and its Designated Parents or Subsidiaries to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, to promote the success of the Company's business, and to increase stockholder value by further aligning the interests of its employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Designated Parents or Subsidiaries to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities.

     Initially, a total of 500,000 shares of Common Stock (the "Shares") have been reserved for issuance under the Purchase Plan. The Purchase Plan will terminate on February 13, 2008, unless earlier terminated by the Board.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 3. For purposes of the vote on Proposal No. 3, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                    OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

     A general description of the principal terms of the Purchase Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Purchase Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein.

GENERAL DESCRIPTION

     The purpose of the Purchase Plan is to provide employees of the Company who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 the Code. Employees of the Company and its Designated Parents or Subsidiaries are eligible to participate in the Purchase Plan. Directors who are not employees are not eligible to participate.

     Any person who is employed by the Company (or any of its majority-owned subsidiaries for whom the appropriate regulatory filings and action by the Board of Directors have been made) for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of a purchase period and subject to certain limitations imposed by Section 423(b) of the Code. Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the commencement of the applicable Purchase Period.

     The Purchase Plan is implemented by one Purchase Period during each six-month period (the "Purchase Period") of the Purchase Plan. The Board of Directors may alter the duration of the Purchase Periods without stockholder approval. Certain additional limitations on the amount of Common Stock which may be purchased in any calendar year are imposed by the Code.

     The price per share at which shares are sold under the Purchase Plan is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the Purchase Period and (ii) 85% of the fair market value of the Common Stock on the last day of the Purchase Period. The fair market value of the Common Stock on a given date is determined by the Board of Directors based upon the last sale price of the Common Stock on the Nasdaq National Market as of such date. The number of shares of Common Stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. The Company makes no cash contributions to the Purchase Plan, but bears the expenses of administration. The Purchase Plan is administered by the Compensation Committee, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the Purchase Plan for any Purchase Period during the term of the Purchase Plan, and to resolve all questions relating to the administration of the plan. The Purchase Plan will terminate on the date preceding the tenth anniversary of its date of adoption, unless earlier terminated by the Board of Directors.

     Notwithstanding the foregoing, (i) no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), (ii) no employee shall be granted an option which would permit the employee to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any Purchase Period to purchase more than 5,000 shares.

     A participant may decrease the rate of his or her payroll deduction for the remainder of a Purchase Period by filling out the appropriate form and delivering it to the Company (or its designee). The reduced rate will become effective with the first full payroll period following ten business days after the Company receives the form unless the Company elects to process changes more quickly, and will remain in effect for the entire Purchase Period and each subsequent Purchase Period.

     A participant may also decrease or increase his or her rate of payroll deduction (to the 15% maximum allowed by the Purchase Plan) for a subsequent Purchase Period by filing a new payroll deduction authorization with the Company prior to the start of that Purchase Period. The new rate will become effective on the first day of the Purchase Period following the tenth business day after filing the new authorization and will remain in effect for the entire Purchase Period and each subsequent Purchase Period.

     A participant's interest in a given Purchase Period may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month Purchase Period. Any withdrawal by the participant of accumulated payroll deductions for a given Purchase Period automatically terminates the participant's interest in that Purchase Period. The failure to remain in the continuous employ of the Company (or a Designated Parent or Subsidiary) for at least 20 hours per week and more than five months in a calendar year during an Purchase Period will be deemed to be a withdrawal from that Purchase Period.

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following discussion summarizes certain tax considerations for participants in the Purchase Plan and certain tax effects to the Company. State and local tax consequences may differ.

     Amounts deducted from a participant's pay under the Purchase Plan are part of the employee's regular compensation and remain subject to federal, state and local income and employment withholding taxes. A participant will not recognize any additional income at the time the participant elects to participate in the Purchase Plan, or purchases Common Stock under the Purchase Plan.

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan within two (2) years after the first day of the Purchase Period or within one (1) year of the purchase of Common Stock (the "Minimum Holding Period"), the participant will recognize, for federal tax purposes, ordinary compensation income at the time of disposition of the Common Stock in an amount equal to the excess of the fair market value of the Common Stock on the day the Common Stock was purchased over the purchase price the participant paid for the Common Stock. This amount may be subject to withholding for taxes. In addition, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the Common Stock (that is, the purchase price plus the amount taxed as compensation income).

     If a participant disposes of Common Stock purchased pursuant to the Purchase Plan at any time after the Minimum Holding Period, the participant will recognize, for federal tax purposes, ordinary compensation income at the time of such disposition in an amount equal to the lesser of (a) the excess (or zero if there is no excess) of the fair market value of the Common Stock at the time of such disposition over the amount paid for the Common Stock, or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. In addition, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Common Stock and the participant's basis in the stock (that is, the purchase price plus the amount, if any, taxed as compensation income).

     Although the amounts deducted from a participant's pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of a participant's purchase of Common Stock under the Purchase Plan. However, if a participant disposes of Common Stock purchased pursuant to the Purchase Plan within the Minimum Holding Period, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the participant. If a participant disposes of Common Stock purchased under the Purchase Plan after the Minimum Holding Period, the Company will not receive any deduction for federal income tax purposes with respect to the Common Stock.

                                 PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1997 and has been appointed by the Board to continue as the Company's independent auditors for the

Company's fiscal year ending December 31, 1998. In the event that ratification of this selection of auditors is not approved by a majority of the shares of the Company's Common Stock voting at the Annual Meeting in person or by proxy, management will reconsider its future selection of auditors.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE
                         YEAR ENDING DECEMBER 31, 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information on 1997, 1996 and 1995 compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                                                           LONG-TERM
                                                                      COMPENSATION AWARDS
                                                                    ------------------------
                                          ANNUAL COMPENSATION                     SECURITIES
                                       --------------------------   RESTRICTED    UNDERLYING    ALL OTHER
              NAME AND                         SALARY     BONUS        STOCK       OPTIONS     COMPENSATION
         PRINCIPAL POSITION            YEAR     ($)       ($)(1)    AWARD(S)($)      (#)           ($)
         ------------------            ----   --------   --------   -----------   ----------   ------------
Curtis S. Wozniak(2).................  1997   $337,361   $128,250           --      62,500        $6,067(5)
  Chief Executive Officer and          1996    212,500    175,000   $1,612,500(3)  500,000(4)      4,750(6)
  Chairman of the Board                1995         --         --           --          --            --
Armand J. Stegall....................  1997    174,812     45,000           --      24,000         6,519(7)
  Vice President -- Finance, Chief     1996    159,815     51,000           --      91,668(8)      4,500(9)
  Financial Officer, Treasurer and     1995    147,238    175,000           --      50,000(8)      4,500(9)
  Secretary
Conor P. O'Mahony....................  1997    174,524     45,000           --      24,000         5,409(11)
  Vice President -- Customer           1996    151,852    150,000           --      90,000(10)     4,807(11)
    Operations
                                       1995    123,088    110,000           --      40,000(10)     4,879(11)
Timothy Boyle........................  1997    173,543     45,000           --      24,000         5,839(12)
  Vice President -- Engineering        1996    157,680    100,000           --      50,000(13)     3,299(12)
                                       1995     99,237         --           --      20,000(13)     1,242(12)
Phillip M. Truckle...................  1997    158,834     40,875           --      20,000         5,344(14)
  Vice President -- Marketing          1996    130,006    100,000           --      55,000(15)     4,924(14)
                                       1995    116,808     65,000           --      20,000(15)     4,991(14)

---------------
 (1) Includes bonus amounts in the year earned, rather than in the year in which each such bonus amount was paid or is to be paid.

 (2) Mr. Wozniak became the Company's Chief Executive Officer in April 1996, his base annual salary for fiscal year 1996 was $325,000. Prior to becoming the Company's Chief Executive Officer, Mr. Wozniak was a director of the Company.

 (3) Represents a total of 100,000 shares granted to Mr. Wozniak pursuant to a Restricted Stock Bonus Agreement. Value is based on the price of the Company's Common Stock at December 31, 1996 ($16.125). The shares vest in total on April 19, 2001, provided, however that the vesting shall be accelerated such that all shares vest if the closing price of the Company's Common Stock is greater or equal to the following closing price targets:
     $57.00 on April 19, 1998, $42.75 on April 19, 1999 or $28.50 on April 19,
     2000. Should Mr. Wozniak terminate his employment with the Company prior to vesting of the shares, the shares shall be reconveyed to the Company in total (See "Certain Transactions").

 (4) This amount represents two stock option grants, each in the amount of 250,000 shares, one of which was canceled pursuant to a repricing of the Company's stock options on July 1, 1996, to $14.25 per shares.

 (5) Represents $4,800 paid to Mr. Wozniak as contributions by the Company under its 401(k) plan and $1,267 in life insurance premiums paid by the Company on behalf of Mr. Wozniak.

 (6) Represents $3,250 paid to Mr. Wozniak as contributions by the Company under its 401(k) plan and $1,500 paid to Mr. Wozniak from January 1996 to April 1996 for services rendered as a director of the Company.

 (7) Represents $4,800 paid to Mr. Stegall as contributions by the Company under its 401(k) plan and $1,719 in life insurance premiums paid by the Company on behalf of Mr. Stegall.

 (8) All such options were canceled on July 1, 1996 and repriced to $14.25 per share.

 (9) Represents $4,500 paid to Mr. Stegall as contributions by the Company under its 401(k) plan.

(10) All such options were canceled on July 1, 1996 and repriced to $14.25 per share.

(11) Represents $4,800, $4,500 and $4,620 paid to Mr. O'Mahony as contributions by the Company under its 401(k) in 1997, 1996 and 1995, respectively, and $609, $307 and $259 in life insurance premiums paid by the Company on behalf of Mr. O'Mahony in 1997, 1996 and 1995, respectively.

(12) Represents $4,800 and $2,437 paid to Mr. Boyle as contributions by the Company under its 401(k) plan in 1997, 1996 and 1995, respectively, and $1,039, $862 and $1,242 in life insurance premiums paid by the Company on behalf of Mr. Boyle in 1997, 1996 and 1995, respectively.

(13) All such options were canceled on July 1, 1996 and repriced to $14.25 per share.

(14) Represents $4,800, 4,500 and $4,620 paid to Mr. Truckle as contributions by the Company under its 401(k) plan in 1997, 1996 and 1995, respectively, and $544, $424 and $371 in life insurance premiums paid by the Company on behalf of Mr. Truckle in 1997, 1996 and 1995, respectively.

(15) All such options were canceled on July 1, 1996 and repriced to $14.25 per share.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to the grant of stock options under the Company's 1993 Long-Term Stock Incentive Plan and 1997 Stock Incentive Plan (collectively the "Plans") to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                          NUMBER OF      % OF TOTAL                                  AT ASSUMED ANNUAL RATE
                          SECURITIES      OPTIONS        EXERCISE                  OF STOCK PRICE APPRECIATION
                          UNDERLYING     GRANTED TO      PRICE PER                       FOR OPTION TERM
                           OPTIONS      EMPLOYEES IN       SHARE      EXPIRATION   ---------------------------
         NAME             GRANTED(#)   FISCAL YEAR(1)    ($/SH)(2)     DATE(3)        5%($)         10%($)
         ----             ----------   --------------   -----------   ----------   -----------   -------------
Curtis S. Wozniak......     62,500(4)       5.4%          $17.00       04/21/07     $661,889      $1,683,301
Armand J. Stegall......     24,000(5)       2.1%           20.38       05/20/07      297,363         763,658
Conor P. O'Mahony......     24,000(5)       2.1%           20.38       05/20/07      297,363         763,658
Timothy Boyle..........     24,000(5)       2.1%           20.38       05/20/07      297,363         763,658
Phillip M. Truckle.....     20,000(5)       1.7%           20.38       05/20/07      248,030         636,381

---------------
(1) Based on a total of 1,149,220 options granted to employees of the Company in 1997, including the Named Executive Officers.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3) The options granted have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

(4) Option vests quarterly over four years through April 21, 2001.

(5) Option for 25% of the total shares vest on May 20, 1998, and the options for the remaining shares vest quarterly through May 20, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table discloses for the Named Executive Officers information regarding options to purchase the Company's Common Stock exercised during 1997 and options to purchase the Company's Common Stock held at the end of 1997.

                                                                  NUMBER OF
                                                                  SECURITIES               VALUE OF
                                                                  UNDERLYING              UNEXERCISED
                                                                 UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS AT              OPTIONS AT
                                                             DECEMBER 31, 1997(#)   DECEMBER 31, 1997($)(1)
                                                             --------------------   -----------------------
                             SHARES ACQUIRED      VALUE          EXERCISABLE/            EXERCISABLE/
           NAME              ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE            UNEXERCISABLE
           ----              ---------------   -----------   --------------------   -----------------------
Curtis S. Wozniak..........      20,000         $327,500        57,382/245,118        $      0/        0
Armand J. Stegall..........       9,000          218,250        42,713/ 72,955          50,829/   58,256
Conor P. O'Mahony..........          --               --        49,230/ 69,772         670,265/1,141,371
Timothy Boyle..............          --               --        19,374/ 54,626          23,016/   36,834
Phillip M. Truckle.........      10,000          212,813        21,441/ 49,809          305,534/ 832,378

---------------
(1) Value is based on the stock price of the Company's Common Stock at December 31, 1997 ($15.438), minus the exercise price.

EMPLOYMENT AGREEMENTS

     On July 23, 1996, the Company entered into an Employment and Consulting Agreement with Mr. Bonke. Mr. Bonke desired to reduce his time commitment to the Company and the Company desired to retain his services. Pursuant to the Employment and Consulting Agreement, Mr. Bonke continued to serve as an advisor to the Chief Executive Officer of the Company through July 1997. From July 23, 1996 through December 31, 1996, Mr. Bonke's salary continued at the annual rate of $278,000. From January 1, 1997 through June 30, 1997, Mr. Bonke's salary was set at the monthly rate of $25,000. In February of 1997, the Employment and Consulting Agreement was amended to extend Mr. Bonke's salary at the monthly rate of $25,000 through July 1997. Mr. Bonke's salary terminated on July 31, 1997. Pursuant to the Employment and Consulting Agreement, Mr. Bonke continued to receive all benefits received by him at the time of the Employment and Consulting Agreement, or made available to executive officers on or after the date thereof, until December 31, 1997. Mr. Bonke was not eligible to receive an incentive bonus for 1996 or thereafter under the terms of the Employment and Consulting Agreement. Mr. Bonke resigned as Chairman of the Board in July 1997. Pursuant to the Employment and Consulting Agreement, Mr. Bonke retired from the Company on January 1, 1998, which date was his retirement date for purposes of all stock option agreements and other arrangements between the Company and him. Mr. Bonke is entitled to receive any applicable company executive officer retirement benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     Compensation Policy. The Company's executive compensation program is designed to attract and retain executive officers who will contribute to the Company's long-term success, to reward executive officers who contribute to the Company's financial performance and to link executive officer compensation and stockholder interests through the Company's 1993 Long-Term Stock Incentive Plan and the 1997 Stock Incentive Plan (collectively the "Plans"). The Company's compensation policy as established by the Compensation Committee is that executive officers' total annual cash compensation should vary with the performance of the

Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's stockholders.

     Compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation. In setting compensation for all three components, the Compensation Committee consulted surveys that track the executive compensation of other leading companies in the semiconductor and semiconductor equipment industries, many of which are included in the Hambrecht & Quist Semiconductor Sector Index used in the Stock Performance Graph.

     Salary. Base salaries are reviewed annually and set by the Compensation Committee. Salaries are set to be competitive within the semiconductor industry.

     Bonus. The Compensation Committee met in February 1998 to evaluate performance and set bonuses payable to its executive officers for the 1997 fiscal year. The bonus incentive program is a company-wide program with varying levels of target bonuses for each employee of the Company. The bonus levels are set relative to other leading companies in the semiconductor equipment industry. The level of operating profit achieved, and other financial and operating goals determines the actual bonus payments. Goals are set at the beginning of the fiscal year and reviewed at the end of the year for level of achievement. Operating goals involve quality, product development, operation effectiveness and other goals targeted to improve the Company's long-term performance. Individual performance by an executive may impact the bonus payment. These factors were used in setting executive bonus levels for 1997. The Compensation Committee in the future may modify the criteria or select other performance factors with respect to executive officer bonuses for a given fiscal year.

     Long-Term Incentive Awards. The Company uses primarily stock options provided by the Plans to provide long-term incentives aligned with the interest of the Company's stockholders. The award of these options is applicable to a wide range of employees throughout the Company and at every level in the Company. The Compensation Committee administers the award of all stock options in the Company, in addition to executive officers. The Compensation Committee periodically considers whether to grant awards under the Plans to specific officers based on factors including: the executive officer's position in the Company; his or her performance and responsibility; the extent to which he or she already holds an equity stake in the Company; equity participation levels of comparable executives and key personnel at other similar companies; and the officer's individual contribution to the Company's financial performance. The Plans do not provide any formula for weighing these factors, and a decision to grant an award is based on subjective and objective evaluations of the past as well as future anticipated performance and responsibilities of the officer in question. These factors were used in determining the amount of long-term incentive awards granted to employees in 1997.

     Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. The Company's Plans are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plans, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

     In summary, it is the opinion of the Compensation Committee that the adopted executive compensation policies and plans provide the necessary total remuneration package to align properly the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                          Compensation Committee

                                          Neil R. Bonke
                                          Roger D. Emerick

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock from the date of the Company's initial public offering (June 24, 1993) through the end of the Company's last fiscal year (December 31, 1997), with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies) and the Hambrecht & Quist Semiconductor Sector Index. The comparison assumes an investment of $100 on June 24, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

        Measurement Period                                                           H&Q
      (Fiscal Year Covered)                                 Nasdaq Stock        Semiconductor
                                    'Electroglas, Inc.'    Market -- U.S.          Sector
6/24/93                                            100                100             100
06/93                                              100                102             100
09/93                                              163                111             126
12/93                                              156                113             112
03/94                                              177                108             127
06/94                                              215                103             119
09/94                                              311                112             130
12/94                                              209                110             137
03/95                                              273                120             166
06/95                                              358                138             232
09/95                                              426                154             263
12/95                                              306                156             191
03/96                                              192                164             180
06/96                                              178                177              73
09/96                                              172                183             196
12/96                                              202                192             247
03/97                                              217                182             278
06/97                                              315                215             313
09/97                                              425                251             392
12/97                                              193                236             261

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Each executive officer of the Company (the "Executive Officers") has entered into agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company (the "Electroglas Change of Control Agreement"). Pursuant to the terms of agreements, if the Executive Officer's employment is terminated under certain circumstances during the one-year period following a change in control of the Company, the Company will (i) continue payment of the Executive Officer's base salary then in effect for one year, (ii) pay the Executive Officer a bonus based on a calculation tied to a prior year's bonus, (iii) provide for continuation of medical and dental benefits for one year, (iv) pay the Executive Officer's life insurance premiums and car allowance for one year, (v) pay accrued but unused vacation as of the date of termination, (vi) accelerate vesting of stock options and restricted shares; provided that, at least one year has elapsed between the date of the agreement and the date of termination of employment and (vii) extend the expiration date of the Executive Officer's vested stock options on the date of termination to six months after the date of termination.

     On July 1, 1996, the Company entered into a Restricted Stock Bonus Agreement pursuant to which the Company issued to Mr. Wozniak 100,000 shares of Common Stock of the Company (the "Restricted Stock"). The fair market value of the Company's stock on that date was $14.25. The Restricted Stock cannot be sold, transferred by gift, pledged hypothecated or otherwise transferred or disposed of by Mr. Wozniak prior to being vested on April 19, 2001; provided, however, that the vesting for all Restricted Stock will be accelerated if the closing stock price of the Company's Common Stock is greater or equal to the following closing price targets: (i) $57.00 on April 19, 1998; (ii) $42.75 on April 19, 1999 or (iii) $28.50 on April 19, 2000. Should Mr. Wozniak, prior to the vesting of all Restricted Stock, terminate his employment with the Company for any reason, with or without Cause as (defined in the Restricted Stock Bonus Agreement), other than death, total and permanent disability or retirement at normal retirement age at a time when he holds any Restricted Stock, such Restricted Stock shall be deemed reconveyed to the Company without payment of any consideration by the Company. If the Company terminates Mr. Wozniak's employment other than for Cause or if Mr. Wozniak terminates his employment for Good Reason (both as defined in the Electroglas Change of Control Agreement entered into between Mr. Wozniak and the Company -- see above description), and the shares of Restricted Stock subject to the Restricted Stock Bonus Agreement are unvested, the anniversary dates for vesting and acceleration shall in each case be one year earlier.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1999, a stockholder proposal must be received by Armand J. Stegall, Secretary, Electroglas, Inc., 2901 Coronado Drive, Santa Clara, California 95054, no later than December 9, 1998.

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during fiscal 1997, all Reporting Persons complied with all applicable filing requirements except for Mr. Truckle who filed his Form 3 late.

     Other Matters. The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Armand J. Stegall
                                          Secretary

April 8, 1998
Santa Clara, California

                                   EXHIBIT A

                               ELECTROGLAS, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN

     The following constitute the provisions of the 1998 Employee Stock Purchase Plan of Electroglas, Inc.

     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. Definitions. As used herein, the following definitions shall apply:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Change in Control" means a change in ownership or control of the Company effected through the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities.

          (c) "Code" means the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" means the common stock of the Company.

          (e) "Company" means Electroglas, Inc., a Delaware corporation.

          (f) "Compensation" means an Employee's base salary (plus an amount equal to the total planned sales commission, if any, for the Employee during the subject Purchase Period) from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. The Plan Administrator may specify that compensation include overtime pay, bonuses, annual awards, and other incentive payments, but compensation shall not include reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation (other than deferred salary described in the first sentence), contributions (other than contributions described in the first sentence) made on the Employee's behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

          (g) "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party:

             (1) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

             (2) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with complete liquidation or dissolution of the Company; or

             (3) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; provided, however that if such merger is preceded by a Change in Control within six (6) months of the merger, then a Corporate Transaction will be deemed to have occurred if securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred pursuant to the merger to a person or persons different from those who held such securities immediately prior to such Change in Control.

          (h) "Designated Parents or Subsidiaries" means the Parents or Subsidiaries which have been designated by the Plan Administrator from time to time as eligible to participate in the Plan.

          (i) "Effective Date" means July 1, 1998. However, should any Designated Parent or Subsidiary become a participating company in the Plan after such date, then such entity shall designate a separate Effective Date with respect to its employee-participants.

          (j) "Employee" means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual's employer. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave, for purposes of determining eligibility to participate in the Plan.

          (k) "Enrollment Date" means the first day of each Purchase Period.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Exercise Date" means the last day of each Purchase Period.

          (n) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (1) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a share of Common Stock for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share of Common Stock on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

             (2) In the absence of an established market of the type described in (1), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Plan Administrator in good faith.

          (o) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (p) "Participant" means an Employee of the Company or Designated Parent or Subsidiary who is actively participating in the Plan.

          (q) "Plan" means this Employee Stock Purchase Plan.

          (r) "Plan Administrator" means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

          (s) "Purchase Period" means a purchase period established pursuant to
     Section 4 hereof.

          (t) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

          (u) "Reserves" means the sum of the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

          (v) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Eligibility.

          (a) General. Any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Purchase Period commencing with such Enrollment Date.

          (b) Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary, or (ii) which permits his/her rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

          (c) Other Limits on Eligibility. Notwithstanding Subsection (a), above, the following Employees shall not be eligible to participate in the Plan for any relevant Purchase Period: (i) Employees whose customary employment is 20 or fewer hours or less per week; (ii) Employees whose customary employment is 5 or fewer months in any calendar year; (iii) Employees who are subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the Plan.

     4. Purchase Periods.

          (a) The Plan shall be implemented through consecutive Purchase Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof. The maximum duration of a Purchase Period shall be six (6) months. Initially, the Plan shall be implemented through consecutive Purchase Periods of six (6) months' duration commencing each January 1 and July 1 following the Effective Date (The initial Purchase Period shall commence on the Effective Date and shall end on December 31, 1998). The Plan Administrator shall have the authority to change the length of any Purchase Period subsequent to the initial Purchase Period by announcement at least thirty (30) days prior to the commencement of the Purchase Period.

          (b) A Participant shall be granted a separate option for each Purchase Period in which he/she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised on the last day of the Purchase Period.

          (c) Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Purchase Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Purchase Period.

     5. Participation.

          (a) An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the designated payroll office of the Company at least ten (10) business days prior to the Enrollment Date for the Purchase Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Plan Administrator for all eligible Employees with respect to a given Purchase Period.

          (b) Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Enrollment Date and shall end on the last complete payroll period during the Purchase Period, unless sooner terminated by the Participant as provided in Section 10.

     6. Payroll Deductions.

          (a) At the time a Participant files his/her subscription agreement, he/she shall elect to have payroll deductions made during the Purchase Period in amounts between one percent (1%) and not exceeding fifteen percent (15%) of the Compensation which he/she receives during the Purchase Period.

          (b) All payroll deductions made for a Participant shall be credited to his/her account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

          (c) A Participant may discontinue his/her participation in the Plan as provided in Section 10, or may decrease the rate of his/her payroll deductions during the Purchase Period by completing and filing with the Company a new subscription agreement authorizing a decrease in the payroll deduction rate. The decrease in rate shall be effective with the first full payroll period commencing ten (10) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A Participant may increase the rate of his/her payroll deductions for a future Purchase Period by filing with the Company a new subscription agreement authorizing an increase in the payroll deduction rate within ten (10) business days (unless the Company elects to process a given change in participation more quickly) before the commencement of the upcoming Purchase Period. A Participant may not increase the rate of his/her payroll deductions for an existing Purchase Period. A Participant's subscription agreement shall remain in effect for successive Purchase Periods unless terminated as provided in Section 10. The Plan Administrator shall be authorized to limit the number of payroll deduction rate changes during any Purchase Period.

          (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant's payroll deductions may be decreased to 0% at such time during any Purchase Period which is scheduled to end during the current calendar year (the "Current Purchase Period") that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Purchase Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal $21,250. Payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

     7. Grant of Option. On the Enrollment Date, each Participant in such Purchase Period shall be granted an option to purchase on each Exercise Date of such Purchase Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Participant's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided (i) that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof, and (ii) the maximum number of shares of Common Stock a Participant shall be permitted to purchase in any Purchase Period shall be 5,000 shares, subject to adjustment as provided in Section 18 hereof. Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option, to the extent not exercised, shall expire on the last day of the Purchase Period.

     8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, below, his/her option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his/her account. No fractional shares will be purchased; any payroll deductions accumulated in a Participant's account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or returned to the Participant, if the Participant withdraws from the Plan. Notwithstanding the foregoing, any amount remaining in a Participant's account following the purchase of shares on the Exercise Date due to the application of
Section 423(b)(8)of the Code or Section 7, above, shall be returned to the Participant and shall not be carried over to the next Purchase Period. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him/her.

     9. Delivery. Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the shares purchased upon exercise of his/her option.

     10. Withdrawal; Termination of Employment.

          (a) A Participant may withdraw all but not less than all the payroll deductions credited to his/her account and not yet used to exercise his/her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the Participant's payroll deductions credited to his/her account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, such Participant's option for the Purchase Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Purchase Period. If a Participant withdraws from a Purchase Period, payroll deductions will not resume at the beginning of the succeeding Purchase Period unless the Participant delivers to the Company a new subscription agreement.

          (b) Upon a Participant's ceasing to be an Employee for any reason or upon termination of a Participant's employment relationship (as described in Section 2(j)), the payroll deductions credited to such Participant's account during the Purchase Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant's option will be automatically terminated.

     11. Interest. No interest shall accrue on the payroll deductions credited to a Participant's account under the Plan.

     12. Stock.

          (a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in
     Section 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Plan Administrator shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b) A Participant will have no interest or voting right in shares covered by his/her option until such shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

          (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his/her spouse.

     13. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all persons.

     14. Designation of Beneficiary.

          (a) Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b) Such designation of beneficiary may be changed by the Participant (and his/her spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Plan Administrator), the Plan Administrator, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Plan Administrator, then to such other person as the Plan Administrator may designate.

     15. Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw funds from a Purchase Period in accordance with Section 10.

     16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

          (a) Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, as well as the Purchase Price, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Such adjustment shall be made by the Plan Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves, as well as the Purchase Price, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

          (b) Corporate Transactions. In the event of a proposed Corporate Transaction, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Purchase Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Plan Administrator shortens the Purchase Period then in progress in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify each Participant in writing, at least ten
     (10) days prior to the New Exercise Date, that the Exercise Date for his/her option has been changed to the New Exercise Date and that his/her option will be exercised automatically on the New Exercise Date, unless prior to such date he/she has withdrawn from the Purchase Period as provided in Section 10. For purposes of this Subsection, an option granted under the Plan shall be deemed to be assumed if, following the Corporate Transaction, the option confers the right to purchase with substantially equivalent terms as the original option, for each share of Common Stock subject to the option immediately prior to the Corporate Transaction, the consideration (whether stock, cash or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Corporate Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the Corporate Transaction was not solely common stock of the successor corporation or its Parent, the Plan Administrator may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.

     19. Amendment or Termination.

          (a) The Plan Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that a Purchase Period may be terminated by the Plan Administrator on any Exercise Date if the Plan Administrator determines that the termination of the Purchase Period is in the best interests of the Company and its stockholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

          (b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been "adversely affected," the Plan Administrator shall be entitled to limit the frequency and/or number of reductions in the amount withheld during Purchase Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Plan.

     20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

     21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. In addition, no options shall be exercised or shares issued hereunder before the Plan shall have been approved by stockholders of the Company as provided in Section 23.

     22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

     23. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. If such stockholder approval is obtained at a duly held stockholders' meeting, the Plan must be approved by a majority of the votes cast at such stockholders' meeting at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the Plan. If such stockholder approval is obtained by written consent, it must be obtained by the written consent of the holders of a majority of all outstanding voting stock of the Company. However, approval at a meeting or by written consent may be obtained by a lesser degree of stockholder approval if the Plan Administrator determines, after consultation with the Company's legal counsel if the Plan Administrator deems such consultation advisable, that such a lesser degree of stockholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code.

     24. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer's right to terminate, or otherwise modify, an employee's employment at any time.

     25. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

     26. Applicable Law. The laws of the State of Delaware (excluding that body of law pertaining to its conflicts of law) will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                                   EXHIBIT A

                               ELECTROGLAS, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN
                             SUBSCRIPTION AGREEMENT

[ ]  Original Application                                       Enrollment Date:
------------------

[ ]  Change in Payroll Deduction Rate

[ ]  Change of Beneficiary(ies)

     1. I,
     ----------------------------------------- , hereby elect to participate in the Electroglas, Inc. 1998 Employee Stock Purchase Plan (the "Plan") and subscribe to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan.

     2. I hereby authorize payroll deductions from each paycheck in the amount of
------------ % of my Compensation on each paycheck during the Purchase Period. I understand that this amount must not be less than one percent (1%) and not more than fifteen percent (15%) of my Compensation during the Purchase Period and that no fractional percentages are permitted. I further understand that:

          (a) all payroll deductions made by me shall be credited to my account under the Plan;

          (b) I may not make additional payments into such account;

          (c) all payments made by me shall be accumulated for the purchase of Common Stock at the applicable Purchase Price determined in accordance with the Plan;

          (d) no interest will be credited on funds held in my account at any time for any reason including, but not limited to, before or after the purchase of shares under the Plan or in connection with any refund caused by my withdrawal from the Plan;

          (e) I may discontinue my participation in the Plan at any time prior to an Exercise Date as provided in Section 10 of the Plan, but if I do not withdraw from the Plan, any accumulated payroll deductions will be used to automatically purchase Common Stock;

          (f) I may decrease the rate of my payroll deductions in whole percentage increments to not less than one percent (1%) on one occasion during any Purchase Period by completing and filing a new Subscription Agreement with such decrease taking effect as of the beginning of the payroll period following the date of filing of a new Subscription Agreement, filed at least ten (10) business days prior to the beginning of such payroll period;

          (g) I may not increase the rate of my payroll deductions during any ongoing Purchase Period:

          (h) I may increase or decrease the rate of payroll deductions for future Purchase Periods by filing a new Subscription Agreement, and that change will be effective as of the beginning of the next Purchase Period; and

          (i) unless I discontinue my participation in the Plan as provided in
     Section 10 of the Plan, my election for payroll deductions will continue to be effective for each successive Purchase Period.

     4. I have received a copy of the complete "Electroglas, Inc. 1998 Employee Stock Purchase Plan." I understand that my participation in the Plan is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Subscription Agreement is subject to obtaining stockholder approval of the Employee Stock Purchase Plan.

     5. Until I request delivery of certificates, Shares purchased for me under the Plan shall be owned by my beneficially and shall be held in street name of the nominee of the third party administrator selected by the Plan Administrator to administer the Plan records or in such other nominee name as shall be designated from

                                      A2-1

\time to time by the Plan Administrator. Upon delivery, shares should be issued in the name(s) of (name of employee or employee and employee's spouse only):

------------------------------------------------------------

------------------------------------------------------------

     6. I understand that if I dispose of any shares received by me pursuant to the Employee Stock Purchase Plan within two (2) years after the Enrollment Date (the first day of the Purchase Period during which I purchased such shares) or within one (1) year after the Exercise Date (the date I purchased such shares), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares on the date such shares were purchased for me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any such disposition and I will make adequate provision for foreign, federal, state or other tax withholding obligations, if any which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods described above, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Purchase Period. The remainder of the gain, if any, recognized on such disposition will be taxed as long-term capital gain. I also understand that the foregoing income tax consequences contained herein is only a summary of some of the basic provisions of the current federal income tax law and related regulations applicable to the Plan and are subject to change. I further understand that the Company is not giving tax advice, is not responsible for advising me of any changes in the applicable tax rules, and that I should consult a tax advisor concerning the tax consequences of the purchase and sale of Common Stock under the Plan.

     7. I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

                                      A2-2

     8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan.

NAME: (Please print)                  ----------------------------------------------------------------------------
                                      (First)                      (Middle)                      (Last)

Relationship:
                                      ----------------------------------------------------------------------------
Address:
                                      ============================================================================
                                      ============================================================================
Employee's Social Security Number:
                                      ----------------------------------------------------------------------------
Employee's Home Address:
                                      ============================================================================
                                      ----------------------------------------------------------------------------

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE PURCHASE PERIODS UNLESS TERMINATED BY ME

                                                           Employee's Signature:
--------------------------------------------------------------------------------

Dated:
--------------------------------------------------------------------------------

Signature of spouse
if beneficiary is other
than spouse:
--------------------------------------------------------------------------------

Dated:
--------------------------------------------------------------------------------

                                      A2-3

                                   EXHIBIT B

                               ELECTROGLAS, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN
                             SUBSCRIPTION AGREEMENT
                              NOTICE OF WITHDRAWAL

     The undersigned Participant in the Purchase Period of the Electroglas, Inc.
1998 Employee Stock Purchase Plan which began on                , 19  , hereby
notifies the Company that he or she hereby withdraws from the Purchase Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his/her account with respect to such Purchase Period. The undersigned understands and agrees that his/her option for such Purchase Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Purchase Period and the undersigned shall be eligible to participate in succeeding Purchase Periods only by delivering to the Company a new Subscription Agreement.

Name and Address
of Participant:
                                 ------------------------------------------------------------

                                 ------------------------------------------------------------

                                 ------------------------------------------------------------

Signature:
                                 ------------------------------------------------------------

Date:
                                 ------------------------------------------------------------

1134-98PS

                          [FORM OF FRONT OF PROXY CARD

                                                                           PROXY

                                ELECTROGLAS, INC.

                               2901 CORONADO DRIVE
                          SANTA CLARA, CALIFORNIA 95054

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 1998

        CURTIS S. WOZNIAK and ARMAND J. STEGALL, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Electroglas, Inc. (the "Company"), to be held on Tuesday, May 19, 1998, and any adjournments or postponements thereof.

        Election of two Class II directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: ROGER D. EMERICK and ROBERT J. FRANKENBERG.

SEE REVERSE SIDE: IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                                                       -----------------
    CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE SIDE
                                                       -----------------

                          [FORM OF BACK OF PROXY CARD]

                                                                           PROXY

[ ]     PLEASE MARK VOTES AS IN THIS EXAMPLE.


        SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ROGER D. EMERICK AND ROBERT J. FRANKENBERG AS CLASS II DIRECTORS, AND FOR ITEMS 2, 3 AND 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the election of Roger D. Emerick and Robert J. Frankenberg as Class II Directors and FOR proposals 2, 3 and 4.

1. a.   Election of Class II Director (see reverse):

            FOR ALL NOMINEES                  WITHHELD

                  [ ]                            [ ]
            [ ]_______________________________________
               For all nominees except as noted above

2. Ratification and Approval of an Amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder from 750,000 to 1,050,000.

           FOR                  WITHHELD                  ABSTAIN

           [ ]                    [ ]                       [ ]


3. Approval of the Company's 1998 Employee Stock Purchase Plan.

           FOR                  WITHHELD                  ABSTAIN

           [ ]                    [ ]                       [ ]

4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

           FOR                  WITHHELD                  ABSTAIN

           [ ]                    [ ]                       [ ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                                [ ]

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Signature: _______________________ Date ____________

Signature: _______________________ Date ____________